                                  EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Concord EFS, Inc. of our report dated February 2, 1999, except for
Note 12 as to which the date is February 26, 1999, with respect to the consolidated financial statements of Electronic Payment Services, Inc. included in Concord EFS, Inc.'s Current Report on Form 8-K dated February 26, 1999, and of our report dated February 3, 1998, with respect to the consolidated financial statements of Electronic Payment Services, Inc. included in Concord EFS, Inc.'s Current Report on Form 8-K dated November 23, 1998, filed with the Securities and Exchange Commission.




                                                     /S/ Ernst & Young LLP


Philadelphia, Pennsylvania
March 10, 1999